Exhibit 4

Execution Version

STANDSTILL AGREEMENT
THIS STANDSTILL AGREEMENT (this “Agreement”) is made and entered into as of June 6, 2019 (the “Effective Date”), by and between CRISPR Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland (the “Company”), and Vertex Pharmaceuticals Incorporated (“Vertex Parent”) and Vertex Pharmaceuticals (Europe) Limited (“Vertex UK” and, together with Vertex Parent, “Vertex”).  The Company, Vertex Parent and Vertex UK each may be referred to herein individually as a “Party” or collectively as the “Parties”.
WHEREAS, the Parties and certain of their Affiliates (as defined below) have entered into that certain (i) Strategic Collaboration, Option and License Agreement dated as of October 26, 2015 (such agreement, as originally executed and as the same has been or may be amended, restated, modified or supplemented in accordance with its terms, is referred to as the “Option and License Agreement”); (ii) Joint Development and Commercialization Agreement dated as of December 12, 2017 (such agreement, as originally executed and as the same has been or may be amended, restated, modified or supplemented in accordance with its terms, is referred to as the “Development and Commercialization Agreement”; and (iii) Strategic Collaboration and License Agreement dated June 6, 2019 (such agreement, as originally executed and as the same may be amended, restated, modified or supplemented in accordance with its terms, is referred to as the “2019 Collaboration Agreement”), the Option and License Agreement, the Development and Commercialization Agreement and the 2019 Collaboration Agreement, as each may be amended from time to time, are collectively referred to as the “Vertex Collaboration Agreements”); and

WHEREAS, in consideration of, among other things, the activities contemplated by the Vertex Collaboration Agreements, the Parties desire to enter into this Agreement, which, among other things, provides for standstill provisions for the benefit of the Company.
AGREEMENT
NOW, THEREFORE, the Parties hereto agree as follows:

1.          STANDSTILL.
1.1          Restrictions.  Except with the written consent of the Company (which may be withheld by the Company in its sole discretion), Vertex agrees during the period from the Effective Date until the later to occur of (i) the eighteen month anniversary of the Effective Date, and (ii) the date of termination of all of the Vertex Collaboration Agreements, neither it nor any of its Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall:
(a)          acquire, directly or indirectly, any equity securities of the Company if such acquisition would increase Vertex’s beneficial ownership percentage of the Company’s equity securities to 12% or more (including Vertex’s beneficial ownership percentage of the Company’s equity securities as of the Effective Date as calculated pursuant to Section 13(d) of the Exchange Act, the “Ownership Cap”); provided that any increase in percentage ownership beyond the Ownership Cap due solely to actions of the Company shall not be a violation of this restriction;
(b)          propose (i) any merger, consolidation, business combination, tender or exchange offer, sale of all or substantially all of the Company’s assets or businesses, or similar transactions involving the Company (each a “Business Combination”) or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;
(c)          (i) propose or seek, whether alone or in concert with others, any

“solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents to vote any securities of the Company, (ii) nominate any person as a director of the Company, (iii) propose any matter to be voted upon by the shareholders of the Company, or (iv) act, alone or in concert with others, to seek to control the management, Board of Directors of the Company, policies or affairs of the Company;
(d)          directly or indirectly, form, join or in any way participate in a third party “group” (as such term is used in the rules of the SEC) (or discuss with any third party the potential formation of a group) with respect to any securities of the Company;
(e)          deposit any equity securities of the Company in a voting trust or subject any equity securities of the Company to any arrangement or agreement with respect to the voting of such equity securities of the Company; or
(f)          enter into discussions, negotiations, arrangements or agreements with any person or entity relating to the foregoing actions referred to in (a) through (e) above.
1.2          Termination of Restrictions.  The restrictions of Section 1.1 shall:
(a)          terminate automatically upon (i) the Company (X) publicly announcing that it has entered into a definitive agreement with a third party to effect a Business Combination, (Y) publicly announcing the Company’s or its Board of Directors’ approval or recommendation of any Business Combination or (Z) filing bankruptcy proceedings, making an assignment for the benefit of creditors or entering into a receivership, or the Company having filed against it bankruptcy proceedings that are not dismissed within sixty (60) days after commencement, (xx) waiving the application of any provision of a standstill agreement with any other person with respect to the Company’s equity securities; (yy) publicly announcing a possible sale of all or substantially all of the assets of the Company in one or more transactions, or (ii) any third party commencing a tender offer or exchange offer to acquire beneficial ownership of more than 25% of the Company’s equity securities.
(b)          terminate and be of no further force or effect immediately prior to the consummation of a liquidation, dissolution or winding up of the Company, or a Business Combination.
(c)          not prevent Vertex or its Affiliates from acquiring any company which holds, or is interested in, any equity securities in the Company except where the principal reason for the acquisition is to acquire an interest in the equity securities in the Company; or
(d)          not prevent Vertex or its Affiliates (the “Vertex Group”) from acquiring any equity securities of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Vertex or its Affiliates’ employees and managed by an independent investment advisor or independent trustee, (ii) any of the employee benefit plans of a member of Vertex Group for which investment decisions are made by an independent trustee, or (iii) any portfolio not controlled or managed by any member of the Vertex Group which invests in the Company’s equity securities among other companies.
(e)          For purposes of this Agreement, the terms, “beneficial ownership” and

“equity securities” shall be as defined under Section 13(d) of the Exchange Act.
2.          MISCELLANEOUS.
2.1          Confidentiality.  Article 11 of the 2019 Collaboration Agreement shall apply mutatis mutandis even if the 2019 Collaboration Agreement is terminated.
2.2          Costs and Expenses.  Each Party shall bear its own costs and expenses in connection with negotiation of this Agreement.
2.3          Governing Law.  This Agreement and any questions related thereto shall be subject to the substantive laws of Switzerland excluding its conflict of law rules, except where U.S. securities laws shall apply as stated in certain provisions in this Agreement.
2.4          Jurisdiction.  The ordinary courts of the Canton of Zug, Switzerland, shall have exclusive jurisdiction with regard to any dispute arising between the Parties out of or in connection with this Agreement (including a dispute regarding the construction and validity thereof).
2.5          Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  Neither the Company nor Vertex shall have the right to assign this Agreement without the prior written consent of the other Party; provided, however, that either Party may, without the prior written consent of the other Party, assign all rights, remedies, obligations, or liabilities under this Agreement to any subsidiary or affiliate in connection with an internal reorganization effected by such Party.
2.6          Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter of Section 1 hereof and no Party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein.
2.7          Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
2.8          Amendment and Waiver.  This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of Vertex may be waived, only upon the written consent of the Company and Vertex.
2.9          Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies afforded to a Party under this Agreement shall be cumulative and not alternative.
2.10          Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail confirmed by registered mail if the e-mail is sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day for domestic deliveries and two (2) days for international deliveries after deposit with a recognized courier, specifying the appropriate type of delivery, with written verification of receipt. All communications shall be sent to the Company and to Vertex at the applicable address as set forth below or at such other address or as the Company or Vertex may designate by ten (10) days advance written notice to the other Party:
To the Company:	CRISPR Therapeutics AG
Attn: Chief Executive Officer
Baarerstrasse 14
6300 Zug
Switzerland
Email: samarth.kulkarni@crisprtx.com

and

CRISPR Therapeutics AG
Attention:  General Counsel
Baarerstrasse 14
6300 Zug
Switzerland
Email:  james.kasinger@crisprtx.com

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
USA
Attention:  Robert E. Puopolo
Email:  rpuopolo@goodwinlaw.com

To Vertex:	Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02110
Attn: Chief Legal and Administrative Officer
E-mail: Michael_Parini@vrtx.com

and
Vertex Pharmaceuticals Incorporated
50 Northern Avenue
Boston, MA 02110
Attn: Corporate Legal
E-mail: legal_notice@vrtx.com

2.11          Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
2.12          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.
2.13          Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the Parties may require.
2.14          Term / Termination.   This Agreement will terminate five (5) years after the Effective Date; provided that the rights and obligations in Section 1 shall expire as set forth therein.
2.15          Representations and Warranties.  Each Party hereby represents and warrants to the other Parties that (a) such Party has all necessary corporate power and authority to execute and deliver this Agreement and to carry out its provisions; (b) all corporate action on such Party’s part required for the lawful execution and delivery of this Agreement has been taken; and (c) upon its execution and delivery, this Agreement will be a valid and binding obligation of such Party, enforceable in accordance with its terms, except as limited by applicable mandatory bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights.
2.16          No Ownership of Securities.  Vertex represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates beneficially owns any securities of the Company (as determined under the Exchange Act) or have any other pecuniary or voting interest in the securities of the Company other than (a) as set forth on Annex A hereto; and (b) (i) ownership of any mutual fund or similar entity that owns Company securities; (ii) passive investments by a pension or employee benefit plan or trust for Vertex or its Affiliates’ employees so long as such investments are directed by independent trustees, administrators or employees to whom no Confidential Information has been disclosed.
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Signature Page to Standstill Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.
CRISPR Therapeutics AG

By:	/s/ Rodger Novak
Name: Rodger Novak
Title: President

VERTEX PHARMACEUTICALS INCORPORATED

By:	/s/ Jeffrey Leiden
Name: Jeffrey Leiden
Title: Chairman, President and Chief Executive Officer

VERTEX PHARMACEUTICALS (EUROPE) LIMITED

By:	/s/ Klas Holmlund
Name: Klas Holmlund
Title: Director

Annex A
Ownership of Securities
Vertex Pharmaceuticals (Europe) Limited holds 5,380,940 shares of the Common Stock of CRISPR Therapeutics AG. Vertex Pharmaceuticals Incorporated may be deemed to have beneficial ownership of such shares since Vertex Pharmaceuticals (Europe) Limited is an indirect wholly-owned subsidiary of Vertex Pharmaceuticals Incorporated.